EXHIBIT 1
Financial Statements for the Fiscal Year Ended March 31, 2007 (U.S. Accounting Standards)
May 10, 2007

Listed Company: Wacoal Holdings Corp.	Stock Exchanges: Tokyo (1st section), Osaka (1st section)
Code Number: 3591	URL: http://www.wacoalholdings.jp/
Representative: (Position) Representative Director	(Name) Yoshikata Tsukamoto
For Inquiries: (Position) General Manager Corporate Planning	(Name) Ikuo Otani Tel: (075) 682-1006
Scheduled Date of Ordinary Shareholders’ Meeting: June 28, 2007	Scheduled Commencement Date for Dividend Payment: June 5, 2007
Scheduled Date of Annual Securities Report Filing: June 29, 2007

(Amounts less than 1 million yen have been rounded.)
1.	Consolidated Results for the Fiscal Year Ended March 31, 2007
(1)	Consolidated Business Results
(% indicates changes from prior fiscal year)

	Sales		Operating Income		Pre-tax Net Income		Net Income
	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%
Fiscal Year Ended March 31, 2007	166,410	1.4	12,896	867.4	13,920	301.6	9,029	220.1
Fiscal Year Ended March 31, 2006	164,122	2.0	1,333	(88.7)	3,466	(71.3)	2,821	(58.5)

	Net Income Per Share	Diluted Net Earnings Per Share	Ratio of Net Income to Shareholders’ Equity	Ratio of Pre-tax Net Income to Total Assets	Ratio of Operating Income to Sales

	Yen	Yen	%	%	%
Fiscal Year Ended March 31, 2007	63.18	-	4.8	5.7	7.7
Fiscal Year Ended March 31, 2006	19.60	-	1.6	1.5	0.8

(Reference)	Equity in income/loss of equity-method investment: Fiscal Year ended March 31, 2007: 1,771 million yen; Fiscal Year ended March 31, 2006: 1,122 million yen
(2)	Consolidated Financial Condition

	Total Assets	Total Shareholders’ Equity	Total Shareholders’	Shareholders’ Equity
			Equity Ratio	Per Share
	Million Yen	Million Yen	%	Yen
Fiscal Year Ended March 31, 2007	250,266	193,278	77.2	1,374.89
Fiscal Year Ended March 31, 2006	242,296	186,475	77.0	1,295.72

(3)	Consolidated Cash Flow Status

	Cash Flow from	Cash Flow used in	Cash Flow used in	Balance of Cash and Cash
	Operating Activities	Investing Activities	Financing Activities	Equivalents at End of Fiscal
				Year
	Million Yen	Million Yen	Million Yen	Million Yen
Fiscal Year Ended March 31, 2007	9,339	(1,185)	(8,404)	19,816
Fiscal Year Ended March 31, 2006	719	(2,069)	(3,428)	19,893

2.	Status of Dividends

				Total Amount of Dividends (annual)	Payout Ratio (consolidated)	Ratio of Dividend
	Dividend Per Share					to Shareholders’
						Equity
	Interim	Year-end	Annual			(consolidated)
	Yen	Yen	Yen	Million Yen	%	%
Fiscal Year Ended March 31, 2006	-	20.00	20.00	2,878	102.0	1.6
Fiscal Year Ended March 31, 2007	-	22.00	22.00	3,093	34.8	1.6
Fiscal Year Ending March 31, 2008 (Est.)	-	25.00	25.00		35.9

3.	Forecast of Consolidated Results for the Fiscal Year Ending March 31, 2008
(% indicates changes from prior fiscal year for annual and from interim period of prior fiscal year for the interim period)

	Sales		Operating Income		Pre-tax Net Income		Net Income		Net Income Per Share

	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%	Yen
Interim Period	85,000	1.3	9,200	0.2	9,700	0.5	6,250	0.4	44.46
Annual	170,000	2.2	13,500	4.7	14,500	4.2	9,800	8.5	69.71

4.	Others
(1)	Changes in Significant Subsidiaries during the fiscal year ended March 31, 2007: Yes

New: 2 companies (Wacoal Dublevé Corp. and Maruka Corp.)
Excluded: 3 companies (Wacoal Service Co., Ltd., Kisco Co., Ltd. and Fukushima Wacoal Sewing Corp.)
(Note) For details, please see “Status of Corporate Group” on page 6.
(2)	Changes in Accounting Principles, Procedures and Indication Method Relevant in Preparing Consolidated Financial Statements
(i)	Changes due to modifications in accounting standards, etc.: Yes
(ii)	Changes other than (i) above: None
(Note) For details, please see “Basic Significant Matters in Preparation of Consolidated Financial Statements” on page 15.
(3)	Number of Issued Shares (Common Stock)

		Fiscal Year Ended	Fiscal Year Ended
		March 31, 2007	March 31, 2006

(i)	Number of issued shares (including treasury stock) as of the end of:	144,016,685 shares	144,016,685 shares

(ii)	Number of shares held as treasury stock as of the end of:	3,440,116 shares	100,752 shares

(iii)	Average number of shares outstanding during:	142,910,187 shares	143,933,607 shares

(Reference) Summary of Non-Consolidated Results
(Amounts less than 1 million yen have been truncated.)
1.	Non-Consolidated Results for the Fiscal Year Ended March 31, 2007
(1)	Non-Consolidated Business Results
(% indicates changes from prior fiscal year)

	Operating Revenue		Operating Income		Ordinary Income		Net Income

	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%
Fiscal Year Ended March 31, 2007	6,005	(91.5)	1,570	(67.0)	2,132	(65.9)	1,516	(47.3)
Fiscal Year Ended March 31, 2006	70,504	(45.0)	4,757	15.7	6,256	5.7	2,877	(7.1)

	Net Income	Diluted Net Earnings
	Per Share	Per Share

	Yen	Yen
Fiscal Year Ended March 31, 2007	10.60	—
Fiscal Year Ended March 31, 2006	19.81	—

(Note)	The non-consolidated business results for the fiscal year ended March 31, 2007 and March 31, 2006 differ significantly as a result of the restructuring of Wacoal holdings Corporation. As of October 1, 2005, Wacoal Holdings Corporation was restructured as a holding company via a corporate split-off.
(2)	Non-Consolidated Financial Condition

	Total Assets	Net Assets	Capital-to-Asset Ratio	Net Asset per Share

	Million Yen	Million Yen	%	Yen
Fiscal Year Ended March 31, 2007	150,325	145,434	96.7	1,034.56
Fiscal Year Ended March 31, 2006	154,925	151,976	98.1	1,055.83

(Note) Equity Capital:	As of the end of the fiscal year ended March 31, 2007: 145,434 million yen As of the end of the fiscal year ended March 31, 2006: — million yen
* The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future. Please refer to page 4 of the attachment for information relating to the estimates.

1.	Business Results
(1)	Business Results
     During the fiscal year ended March 31, 2007 (fiscal year 2007), the Japanese economy generally moved from recovery to gradual expansion, with improved corporate profits and a steady improvement in consumer spending. Overseas, the global economy has shown recovery, as the U.S. and Asian economies have continued to show economic expansion, and the market in Europe was trending toward recovery.
     Business results in the women’s fashion industry were generally weak due to low temperatures in early spring, a prolonged rainy season and a relatively warm winter.
     In such an environment, our group (primarily Wacoal Corporation, which is the core operating entity in our group) sought to improve the strength of its products and endeavored to develop products focused on consumer needs.
     With respect to the Wacoal brand business department of Wacoal Corporation, the overall sales of our core brassiere products declined (i) because sales of our spring campaign product, the Love Bra, did not meet expectations due to its failure to adequately attract a wide range of customers, and (ii) because of a slump in sales of our core summer products, the strapless-type and seamless-type brassieres. On the other hand, Onaka Walker, which was launched in July 2006 and has new functionality that enhances mobility by stimulating the muscles while it is worn and thereby shaping up the hips, as well as the Hip Walker, our undergarment launched in July 2005 which has revolutionary functionality, continued to show strong performance. Furthermore, sales of our luxury brand product Trefle, and our high value added brand products La Vie Aisee and Gra-P, which target the middle-aged and senior markets, were favorable. However, notwithstanding the favorable performance of these high value-add brand products, the above-mentioned decline in sales of our core products combined with the return of products with poor sales, which returns we accepted to facilitate the placement of more seasonably current products in the stores, contributed to a decline in the overall sales of our Wacoal brand business department.
     Although the sales of our core brassiere products in our Wing brand business department were also generally weak, they showed some signs of recovery, including our summer campaign product, the Sarahada Bra, which achieved sales beyond our initial plan, and our autumn campaign product, Kyutto-Up Bra, as well as this year’s sales of our Kikonashi-Up Bra, both of which exceeded sales in the prior fiscal year. The Style Up Pants Onaka, having functionality similar to the Onaka Walker, were also added to the Style Up Pants product line, and sales of this product line, as well as undergarment products overall, significantly exceeded sales from the prior fiscal year. Our Wing brand business department is working aggressively to sell men’s innerwear and achieved favorable sales, with an expansion in the number of shops where they are sold and success in acquiring new customers through advertising and promotional activities. As a result, we achieved the initial overall sales plan of our Wing brand business department.
     Furthermore, together with Hip Walker and Style Up Pants, the total number of units sold in our “new functionality” brand categories since launch in 2005 reached 480 million units at the end of March 2007. We have named these new brand categories Style Science, and we plan to continue developing them as our core products.
     Our SPA (retail store) business, which includes such stores as Un Nana Cool, which is operated as an independent subsidiary; Amphi, SUBITO, and Sur la Plage, which are direct retail stores of Wacoal Corp.; as well as the outlet Wacoal Factory Store, still has not generated overall earnings, although there was variation of results among brands.
     As for our catalogue sales business, although sales were below the levels of the same period in the prior fiscal year as a result of our focus on income improvement measures, such as the suspension of underperforming media and a review of media related costs, we have eliminated the business deficit from the prior fiscal year and restored profitability.
     In our Wellness business, sales of our main sports conditioning wear product CW-X were stagnant, because we focused less on opening and expanding new stores. However, sales of Style Cover, one of our Style Science products which is sold in the panty stocking section of department stores, as well as our own internally developed foot-friendly shoes showed favorable performance. Furthermore, sales are improving because these products are sold through new sales channels, such as TV shopping, drug stores and variety shops. On the other hand, sales of our panty stocking, a collaborative product with Seven Eleven Japan Co., Ltd. has declined following the entry of other competitors in the market.
     Our semi-order innerwear business Dublevé was split off from Wacoal Corporation during fiscal year 2007 and is currently engaged in business as Wacoal Dublevé Corp. Its sales, however, did not achieve our sales target due to a decrease in the number of new customers because of a cut in advertising expenses.
     With regard to our overseas business, the implementation of a control system for production and sales in China has helped clear inventory and led to an expansion in sales and improvement in revenue, which has resulted in profitability for the first time. Taking AFTA (ASEAN Free Trade Area) into consideration, we maintained regional collaborations in connection with the design and production of a common line of products, and in March 2007, we launched our new brand Sorciage in Singapore, Indonesia, Malaysia and the Philippines, targeting young career women. The U.S. market continues to show steady growth in recent years and recorded a double digit increase in sales and profits for fiscal year 2007. Our products have gained the attention of consumers through television and other mass media sources, which have reported on the importance of wearing the appropriate brassiere size. Our products and services focusing on consulting sales through trial fittings have particularly gained the support of consumers. Furthermore, while the market appears to be bifurcating into luxury products and low-end goods, an increase in sales through low-scale department stores has also been a contributing factor to the expansion of sales.
     As a result, sales for fiscal year 2007 were 166,410 million yen, a 1.4% increase over the prior fiscal year.
     In terms of profit, the operating income for fiscal year 2007 was 12,896 million yen, an 867.4% increase compared to the prior fiscal year.
     Pre-tax net income for fiscal year 2007 was 13,920 million yen, a 301.6% increase compared to the prior fiscal year, and net income was 9,029 million yen, a 220.1% increase compared to the prior fiscal year.
     Regarding sales by business category, sales of textile goods for fiscal year 2007 were 150,349 million yen, a 1.1% increase compared to the prior fiscal year. Other sales during fiscal year 2007 were 16,061 million yen, a 4.3% increase compared to the prior fiscal year.
     Regarding sales by location, Japan represented 141,676 million yen, accounting for 85.2% of group sales, whereas Asia accounted for 4.0% and Europe and the US accounted for 10.8%.
     Our group has implemented a three-year mid-term management plan from April 2004 through March 2007 and has set increasing points of contact with consumers of the core brands, aggressive promotion of our SPA business, aggressive promotion of our Wellness business, aggressive promotion of Internet sales, and strategic investment in the Chinese market as our priority policies, with the aim of achieving consolidated sales of 190,000 million yen and an operating income of 13,500 million yen. However, we were unable to maintain sales for the wholesale distribution of our core innerwear business in the face of a shrinking domestic market for innerwear. Furthermore, we were unable to achieve our initial target figures in the promotion of new sales channels, such as our SPA business, Internet sales, and new businesses such as our Wellness business and Chinese business. We believe a lack of review and thorough implementation of policies responding to changes in consumers and markets was a key factor in our inability to accomplish our goals.
     On the other hand, we accomplished certain results in our growth strategy CAP21 (Corporate Activation Project 21), which we have been promoting since 2005, and overall business efficiency.
     As a result of our efforts in CAP21, we formed a business and capital alliance with Peach John Co., Ltd. (“Peach John”) in June 2006. Peach John has achieved a breakthrough with its own catalog and Internet sales and through sales at company stores across Japan of innerwear, outerwear and other products. Peach John has many loyal customers, mainly young women and young career women.
     Regarding business efficiency, (i) we consolidated our group sewing subsidiaries, Nagasaki Wacoal Sewing Corp. and Kumamoto Wacoal Sewing Corp., and established Kyushu Wacoal Manufacturing Corp. in April 2004, and (ii) in April 2004, we also merged Hokuriku Wacoal Sewing Corp. with a subcontract factory, Kowa Co., Ltd., and restructured these factories as our key domestic factories. Furthermore, in March 2006, we closed and dissolved Fukushima Wacoal Sewing Corp., our sewing manufacturer subsidiary in Japan, for the purpose of shifting our production base outside of Japan. We liquidated Point Up Inc., whose profitability deteriorated, and exited from the outerwear wholesaling manufacturing business as of the end of March 2005. From a financial perspective, we returned the substitutional portion of our welfare pension, which continued to accumulate year after year and reduced our pension assets. We also offered a special voluntary retirement program in order to solve a pending issue with respect to our ageing employees. About half of our employees over 50 years of age applied to the program as of the end of March 2006, and we succeeded in reducing our headcount to an appropriate number of employees and in reduced labor costs.
     Although our sales were significantly below initial expectations, we were able to achieve profits only slightly below our target figure through our efforts at increasing business efficiency during the three- year mid-term plan that ended at the end of fiscal year 2007.
     Regarding our forecast for the next fiscal year, a gradual expansion of the economy is expected, and we are also expecting favorable growth in the domestic women’s fashion apparel industry, due to an improvement in consumer confidence following the recovery of the economy. The expansion in the U.S. and Asian economies and the recovery of the economy in Europe may also have positive impacts on the expansion of our group business in overseas markets.
     As for operating results, in our new mid-term plan, we are aiming to expand sales and profits by making efforts in renovating our brand image in order to strengthen existing businesses and reducing costs to build a high-profit structure.
     Our target for the next fiscal year end is to achieve sales of 170,000 million yen, operating income of 13,500 million yen, pre-tax net income of 14,500 million yen, and net income of 9,800 million yen.

(2)	Financial Condition
     Cash flow from operating activities during fiscal year 2007 was 9,339 million yen, an increase of 8,620 million yen from the prior fiscal year, due to an increase in net income and a decrease in receivables.
     Cash flow used in investing activities amounted to an expenditure of 1,185 million yen, for the acquisition of stock in affiliated companies.
     Cash flow used in financing activities included an expenditure of 8,404 million yen, for the acquisition of treasury stock.
     As a result, the balance of cash and cash equivalents at the end of fiscal year 2007, calculated by including the exchange difference on cash and cash equivalents from the above total, was 19,816 million yen, a 77 million yen decrease compared to the prior fiscal year.
     Free cash flow, which was calculated by subtracting the amount of capital investment from the cash flow from operating activities, amounted to 6,803 million yen.
Trends in certain cash-flow indicators

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	ended	ended	ended	ended	ended
	March 31, 2003	March 31, 2004	March 31, 2005	March 31, 2006	March 31, 2007
Equity ratio (%)	73.7	76.0	77.7	77.0	77.2

Equity ratio based on the market value	58.5	67.9	90.6	95.0	83.9
(%)
Debt redemption years (years)	0.8	0.8	3.3	8.9	0.6

Interest coverage ratio (times)	51.0	45.6	24.1	12.8	133.4

Equity ratio = shareholders’ equity/total assets
Equity ratio based on the market value = aggregate market value of shareholders’ equity/total assets
Debt redemption years = interest-bearing debt/cash flow from operating activities
Interest coverage ratio = cash flow from operating activities/interest payment
Interest payment=“cash payment/interest” as described in the supplemental information to the consolidated cash flow statements
(3)	Basic Policy Regarding Distribution of Profits and Dividends for Fiscal Years 2007 and 2008
     Our basic policy regarding the distribution of profits to our shareholders is to pay steady dividends and increase our earnings per share, all the while giving due consideration to the improvement of corporate value through active investment that will result in increased profitability. As for retained earnings, in light of the improvement of our corporate value, we have actively invested in developing new SPA stores (specialty retailers of private label apparel), developing new points of contact with customers and actively investing in overseas businesses. We are also concentrating on new business investments, such as the entry into new markets, strategic business alliances and M&A activities. We hope that these efforts will benefit our shareholders by improving future profitability. We also intend to acquire treasury stocks from time to time and we will try to improve capital efficiency and return profits to our shareholders.
     As previously announced, the dividend payable for fiscal year 2007 will be 22.00 yen per share. As for the dividend payable for fiscal year 2008, we hope to be able to continue to improve our financial position, which will further enable us to return profits to our shareholders. We hope to increase the dividend payable by 3.00 yen to 25.00 yen per share.

2.	Status of Corporate Group
     Our corporate group consists of Wacoal Holdings Corp. (the “Company”), 35 subsidiaries and 9 affiliates, and is principally engaged in the manufacture and wholesale distribution of innerwear (primarily women’s foundation wear, lingerie, nightwear and children’s underwear), outerwear, sportswear, and other textile goods and related products, as well as the wholesale and direct sale of certain products to consumers. Our corporate group also conducts business in the restaurant, culture, services, and interior design businesses.
     Segment information and a summary of the various companies that make up our corporate group are as follows.

Business Segment	Operating Segment	Major Affiliated Companies

Textile Goods and	Manufacturing and	Domestic	Wacoal Corporation
Related Products	Sales Companies		Studio Five Corp.
One Other Company
(Total: 3 Companies)
		Overseas	Wacoal America, Inc.,
Wacoal China Co., Ltd.
Shinyoung Wacoal Inc. (South Korea)
Taiwan Wacoal Co., Ltd.
Thai Wacoal Public Co., Ltd.
Three Other Companies
(Total: 8 Companies)
	Sales Companies	Domestic	Peach John Co., Ltd.
Intimate Garden Corp.
Une Nana Cool Corp.
One Other Company
(Total: 4 Companies)
		Overseas	Wacoal Singapore Private Ltd.
Wacoal Hong Kong Co., Ltd.
Wacoal France Société Anonyme
Wacoal (UK) Ltd.
Three Other Companies
(Total: 7 Companies)
	Apparel	Domestic	Kyushu Wacoal Sewing Corp.
	Manufacturers		Tokai Wacoal Sewing Corp.
Niigata Wacoal Sewing Corp.
Torica Inc.
Three Other Companies
(Total: 7 Companies)
		Overseas	Wacoal Dominicana Corp. (Dominican Republic)
Guandong Wacoal Inc.
Two Other Companies
(Total: 4 Companies)
	Other Textile	Domestic	Wacoal Distribution Corp.
	Related Companies		One Other Company
(Total: 2 Companies)
		Overseas	Wacoal International Hong Kong Co., Ltd.
(Total: 1 Company)
Others	Cultural Business	Domestic	Wacoal Corporation
	Service Companies		Wacoal Art Center Co., Ltd.
(Total: 2 Companies)
	Other Business	Domestic	Wacoal Corporation
	Companies		Nanasai Co., Ltd.
Wacoal Service Co., Ltd.*
Wacoal Career Service Corp.
House of Rose Co., Ltd.
(Total: 5 Companies)
		Overseas	Wacoal International Corp. (U.S.)
Wacoal Investment Co., Ltd. (Taiwan)
One Other Company
(Total: 3 Companies)

* Wakoh Corp., Kisco Co., Ltd. and Wacoal Service Co., Ltd. were merged as of April 1, 2006 and are engaged in business as Wacoal Service Co., Ltd.

The business distribution diagram is as follows:

Sales
Consumer/Client
Sales
Domestic
Sales
(North America)
Overseas
(Apparel Manufacturers: 7 Companies)
Kyushu Wacoal Manufacturing Corp.
Tokai Wacoal Sewing Corp.
Niigata Wacoal Sewing Corp.
Torica Inc.
3 Other Companies
Supply of Raw Materials
Supply of Semi-manufactured Goods
(Investment Company: 1 Company)
Wacoal International Corp. (U.S.)
Supply of Raw Materials
(Manufacturing and Sales Companies: 1 Company)
Wacoal America Inc. (U.S.)
Supply of Goods
Supply of Raw Materials
(Apparel Manufacturers: 2 Companies)
Wacoal Dominicana Corp. (Dominican Republic)
1 Other
(Sales Companies: 4 Companies)
Peach John Co., Ltd.
Intimate Garden Corp.
Une Nana Cool Corp.
1 Other Company
Supply of Goods
(Sales Company: 1 Company)
Wacoal Sports Science Corp. (U.S.)
Supply of Goods
Supply of Goods
Supply of Goods
(Europe)
(Manufacturing and Sales Companies: 2 Companies)
Studio Five Corp.
Wacoal Dublevé Corp.
Supply of Goods
Supply of Goods
(Sales Companies: 2 Companies)
Wacoal France S.A. (France)
Wacoal (U.K.) Ltd. (U.K.)
(Asia)
Wacoal Corp.
(Investment Company: 2 Companies)
Wacoal Investment Co., Ltd. (Taiwan)
1 Other Company
(Other Textile Related Companies: 2 Companies)
Wacoal Distribution Corp.
1 Other Company
Business Services Support and Supply of Raw Materials
Supply of Goods
(Sales Company: 4 Companies)
Wacoal Singapore Private Ltd. (Singapore)
Wacoal Hong Kong Co., Ltd. (Hong Kong)
2 Other Companies
(Cultural Business Service Company: 1 Company)
Wacoal Art Center Co., Ltd.
Administrative Services Support
Supply of Raw Materials
(Manufacturing and Sales Company: 9 Companies)
Guangdong Wacoal Inc. (China)
Wacoal China Co., Ltd. (China)
Shinyoung Wacoal Inc. (Korea)
Taiwan Wacoal Co., Ltd. (Taiwan)
Thai Wacoal Public Co., Ltd. (Thailand)
4 Other Companies
Supply of Semi-manufactured Goods
(Other Business Companies: 4 Companies)
Nanasai Co., Ltd.
Wacoal Service Co., Ltd.
Wacoal Career Service Corp.
House of Rose Co., Ltd.
Sales Appliances and Business Services Support
Supply of Raw Materials
Supply of Raw Materials
(Other Textile Related Company: 1 Company)
Wacoal International Hong Kong Co., Ltd. (Hong Kong)
Supply of Raw Materials
Wacoal Holdings Corp. (holding company)

3.	Management Policies
(1)	Basic Business Policy
     Our group endeavors to support beautiful living for women by being a “company that resonates with women.” By capturing both body and mind, and working to support each and every woman’s expression of her own inner and outer beauty, we are working actively to develop a “body designing business.” To put this theme into action and achieve resonance with our customers, we provide real value with the beauty, comfort and health products and services of our intimate apparel and Wellness businesses. We believe that such activities will appeal to customers and enhance their loyalty to the Wacoal brand. We also believe that by continually growing our company and gaining customer support through such activities, we can also increase shareholder value. On the premise that expanding business operations will lead to increased profits and contribute to employee job satisfaction, we endeavor to create new value while vitalizing the market as a leading company.
     At the same time, we recognize that it is essential to engage in CSR (“corporate social responsibility”) activities—such as involvement in environmental issues—in order to gain the trust and support of society. We believe that operating our business with due attention to CSR and promoting activities that contribute to society in areas where we can make the most of Wacoal’s originality are important to strengthening our brand and establishing a competitive position.
(2)	Measures for Business Targets

For the near future, our target is to achieve an operating income margin of 9% or higher.

(3)	Our Medium- and Long-Term Business Strategy
     To take full advantage of limited management resources, we will increase profits by selecting and focusing our business operations and concentrating our management resources on areas where we are most competitive, and we will expand our business operations by broadening the scope of such competitive areas. In this respect, we are promoting our new growth strategy CAP21 (Corporate Activation Project 21) in order to achieve accelerated growth.
     By operating as a group under a holding company structure, we expect to conduct strategic decision-making and allocate resources in a more efficient manner, as well as allow each individual business unit to effectively conduct its own affairs and execute its duties with more agility and a clear delegation of responsibility.
Promotion of CAP21
(i)     Expansion Strategy in Domestic Innerwear Market

     MD Expansion

     • From middle to high quality product market, to a wider price range
     • From focus on high added value , to focus on sensitivity
      Channel Expansion
     • Enhancement of sales channels under direct management, such as SPAs and Internet sales
     • Utilization of OEMs in a way that makes full use of the “Wacoal style”
      Service Expansion
     • Enhancement of counseling services to meet the stringent requirements of “beauty”
 (ii)     Aggressive Expansion to International Innerwear Markets
      Accelerate growth worldwide through further geographic expansion, increased brand recognition and enhancement of channels.
(iii)     Aggressive Entry into Related Domestic Industries
       Assess new and appropriate growth opportunities for the expansion of business, and seek aggressive entry into industries that are related to “beauty”, “comfort” and “health” — the key words guiding Wacoal’s business.
       In order to realize actual growth opportunities with respect to (i) through (iii) above, we are considering the following:
     • Aggressive business investment using internal reserves

     • Business partnerships, capital participation or other M&A opportunities in which a win-win relationship may be established
     • Formulation of growth strategy from a global perspective
     • Reformation of Wacoal into a more competitive company by pursuing higher efficiency in our existing businesses
Current Priority Policies
     Since April, 2007, our group has been implementing a new three-year mid-term management plan. The business target under the current three-year plan is for the existing businesses to achieve consolidated sales of 180,000 million yen and an operating income of 15,300 million yen by the end of the fiscal year ending March 2010. Furthermore, the business target for the fiscal year ending March 2011 is to achieve consolidated sales of 200,000 million yen and an operating income of 18,000 million yen, reflecting the efforts toward new growth made through CAP21.
     The outline of the new midterm plan is as follows:
(i)	Transformation and Enhancement of Existing Business

In Japan, we will engage in renovating our brand image by reviewing our seasonal campaigns, developing new products and channels for our existing customers, and rebuilding our direct sales channels and restoring them to profitability.

Overseas, we will try to expand our business in the mid- and high-end markets, particularly in the U.S. (which continues to show strong returns) and the Chinese market where there is great opportunity for further market expansion.
(ii)	Points of Contact by New Approach

In the domestic innerwear market, areas into which our existing group business can expand is limited. In order to achieve growth despite an expected general contraction of the innerwear market, we will have to cultivate new customers by actively pursuing markets where we do not currently have a presence.
(iii)	Thorough Quality Control to Maintain Consumer Confidence

We will strive to strengthen high-quality manufacturing and stringent quality control measures, understanding that these are the basis for consumer confidence in the Wacoal brand. Moreover, we will establish new quality criteria, in addition to those currently in use, to meet the expectations of potential consumers in new markets.
(iv)	Building of High-Profit Business Structure

In order to implement our growth strategies, we believe it will be essential to establish a more competitive business structure by seeking maximum efficiency within our existing businesses. We seek to reduce production costs by integrating the manufacturing functions of the Wacoal and Wing brands of Wacoal Corporation, our core business divisions. We will also seek to reduce manufacturing costs by promoting the transfer of production overseas, while simultaneously continuing to improve our overseas procurement ratio. Regarding sales, we seek to more actively manage product codes, the number and color of Wacoal brand goods, as well as improve the ratio of hot-selling items. This will reduce loss in sales opportunities and inventory costs. It is also expected to improve sales efficiency by raising the inventory turnover rate. In addition, an increase in the size of procurement and production lots is also expected to result in cost reductions.
(4)	Issues to Address
     The average age of our customers is naturally increasing as a result of the general ageing of the population. Separately, changes in the behavior of young consumers as they gravitate toward fashion merchandise can also generally be seen in the innerwear industry. In light of these considerations, we believe the creation of new value, as well as means of communication, are necessary to respond to such changes.
     Furthermore, we consider it an important challenge to be able to position ourselves favorably in light of changes in the behavior of young consumers, which has intensified competition among retailers and created a new low-end product market.
     In addition, there is an urgent need to expand the scale of operations into new channels, in addition to our existing channels, such as department stores, chain stores and boutiques, which have supported the growth of our group throughout the years.

4.	Consolidated Financial Statements (Unaudited)
(1)	Consolidated Balance Sheet

Accounts	As of March 31, 2007	As of March 31, 2006	Amount
			Increased/(Decreased)

(Assets)	Million Yen	Million Yen	Million Yen

Current assets

Cash and bank deposits	10,613	11,635	(1,022)
Time deposits and certificate of deposit	9,203	8,258	945
Marketable securities	14,392	32,699	(18,307)
Receivables
Notes receivable	550	458	92
Accounts receivable-trade	22,882	23,192	(310)

	23,432	23,650	(218)
Allowance for returns and doubtful receivables	(2,979)	(2,778)	(201)

	20,453	20,872	(419)
Inventories	30,199	27,135	3,064
Deferred tax assets	4,980	7,442	(2,462)
Other current assets	3,075	2,692	383

Total current assets	92,915	110,733	(17,818)

Tangible fixed assets

Land	20,874	20,978	(104)
Buildings and structures	59,168	59,328	(160)
Machinery and equipment	14,179	13,789	390
Construction in progress	472	22	450

	94,693	94,117	576
Accumulated depreciation	(41,911)	(40,616)	(1,295)

Net tangible fixed assets	52,782	53,501	(719)

Other assets

Investments in affiliated companies	34,012	16,033	17,979
Investments	54,117	52,716	1,401
Prepaid pension cost	7,089	-	7,089
Deferred tax assets	1,048	992	56
Lease deposits, guarantee money paid and other assets	8,303	8,321	(18)

Total other assets	104,569	78,062	26,507

Total Assets	250,266	242,296	7,970

Accounts	As of March 31, 2007	As of March 31, 2006	Amount
			Increased/(Decreased)

(Liabilities)	Million Yen	Million Yen	Million Yen

I. Current Liabilities
Short-term bank loans	5,822	6,392	(570)

Payables
Notes payable	1,503	1,610	(107)
Accounts payable-trade	10,536	10,608	(72)

	12,039	12,218	(179)

Accounts payable	6,900	6,289	611
Accrued payroll and bonuses	6,416	6,790	(374)
Accrued corporate taxes, etc.	1,378	1,806	(428)
Long-term debt to be repaid within 1 year	51	34	17
Other current liabilities	2,262	1,996	266

Total current liabilities	34,868	35,525	(657)

II. Long-term liabilities
Long-term debt	111	32	79
Reserves for retirement benefit	2,072	4,622	(2,550)
Deferred tax liability	16,959	12,842	4,117
Other long-term liabilities	517	397	120

Total long-term liabilities	19,659	17,893	1,766

(Minority interests)

Minority interests	2,461	2,403	58

(Shareholders’ equity)

I. Common stock	13,260	13,260	-
II. Additional paid-in capital	25,242	25,242	-
III. Retained earnings	140,666	134,515	6,151

IV. Accumulated other comprehensive income (loss)

Foreign currency exchange adjustment	716	(736)	1,452
Unrealized gain on securities	14,428	14,311	117
Pension liability adjustment	4,130	-	4,130

V. Treasury stock	(5,164)	(117)	(5,047)

Total shareholders’ equity	193,278	186,475	6,803

Total liabilities, minority interests and shareholders’ equity	250,266	242,296	7,970

(2)	Consolidated Income Statement

Accounts	Fiscal Year Ended March 31, 2007		Fiscal Year Ended March 31, 2006		Amount Increased/(Decreased)

	Million Yen	%	Million Yen	%	Million Yen
Sales	166,410	100.0	164,122	100.0	2,288
Operating expenses
Cost of sales	84,658	50.9	84,322	51.4	336
Selling, general and administrative expenses	68,856	41.4	70,946	43.2	(2,090)
Special retirement related expenses	-	-	7,521	4.6	(7,521)

Total operating expenses	153,514	92.3	162,789	99.2	(9,275)

Operating income	12,896	7.7	1,333	0.8	11,563
Other income and (expenses)
Interest income	236	0.1	213	0.1	23
Interest expense	(73)	(0.0)	(56)	(0.0)	(17)
Dividend income	603	0.4	493	0.3	110
Gain on sale and exchange of marketable securities and/or investment securities	406	0.3	1,656	1.0	(1,250)
Valuation loss on investment in securities	(365)	(0.2)	(65)	(0.0)	(300)
Others (net)	217	0.1	(108)	(0.1)	325

Total other income (expense), net	1,024	0.7	2,133	1.3	(1,109)

Income before income taxes, equity in net income of affiliated companies and minority interests	13,920	8.4	3,466	2.1	10,454

Income taxes
Current	2,874	1.7	3,268	2.0	(394)
Deferred	3,628	2.2	(1,809)	(1.1)	5,437

Total income taxes	6,502	3.9	1,459	0.9	5,043

Income before equity in net income of affiliated companies and minority interests	7,418	4.5	2,007	1.2	5,411
Equity in net income of affiliated companies	1,771	1.0	1,122	0.7	649
Minority interests	(160)	(0.1)	(308)	(0.2)	148

Net income	9,029	5.4	2,821	1.7	6,208

Earnings per share	63.18		19.60

(3)	Consolidated Comprehensive Income Statement

Accounts	Fiscal Year Ended	Fiscal Year Ended	Amount
	March 31, 2007	March 31, 2006	Increased/ (Decreased)

	Million Yen	Million Yen	Million Yen

Net income	9,029	2,821	6,208

Other comprehensive income — after adjustment of tax effect
Foreign currency exchange adjustment	1,452	3,084	(1,632)
Net unrealized gain on securities	117	7,746	(7,629)
Pension liability adjustment	4,130	—	4,130

Total of other comprehensive income	5,699	10,830	(5,131)

Comprehensive income	14,728	13,651	1,077

(4)	Consolidated Shareholders’ Equity Statement
Fiscal Year Ended March 31, 2007

	Shareholders’ Equity

					Accumulated
	No. of Shares	Common	Additional	Retained	other	Treasury stock
Item	Held Outside the	Stock	Paid-in	Earnings	comprehensive
	Company		Capital		income

	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen

As of April 1, 2006	143,916	13,260	25,242	134,515	13,575	(117)
Net income				9,029
Other comprehensive income					5,699
Cash dividends paid				(2,878)
(20.0 yen per share)
Purchase of treasury stock	(3,339)					(5,047)

As of March 31, 2007	140,577	13,260	25,242	140,666	19,274	(5,164)

Fiscal Year Ended March 31, 2006

					Accumulated
	No. of Shares	Common	Additional	Retained	other	Treasury stock
	Held Outside the	Stock	Paid-in	Earnings	comprehensive
	Company		Capital		income

	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen

As of April 1, 2005	143,944	13,260	25,242	134,572	2,745	(73)
Net income				2,821
Other comprehensive income					10,830
Cash dividends paid				(2,878)
(20.0 yen per share)
Purchase of treasury stock	(28)					(44)

As of March 31, 2006	143,916	13,260	25,242	134,515	13,575	(117)

     (5) Consolidated Cash Flow Statement

			Fiscal Year Ended	Fiscal Year Ended	Amount
		Accounts	March 31, 2007	March 31, 2006	Increased/(Decreased)

			Million Yen	Million Yen	Million Yen
I.	Operating activities
	1.	Net income	9,029	2,821	6,208
	2.	Adjustment of net income to cash flow from operating activities
		(1) Depreciation and amortization	3,735	3,433	302
		(2) Deferred taxes	3,628	(1,809)	5,437
		(3) Gain/loss on sale of fixed assets	25	612	(587)
		(4) Impairment loss on fixed assets	—	614	(614)
		(5) Valuation loss on investment in securities	365	65	300
		(6) Gain on sale and exchange of marketable
		securities and investment securities	(406)	(1,656)	1,250
		(7) Equity in net income of affiliated companies
		(after deduction of dividend income)	(1,164)	(674)	(490)
		(8) Changes in assets and liabilities
		Decrease (increase) in receivables	574	(1,296)	1,870
		Decrease (increase) in inventories	(2,897)	274	(3,171)
		Increase in other current assets	(371)	(958)	587
		Increase (decrease) in payables	219	(252)	471
		Decrease in reserves for retirement benefits	(2,472)	(2,068)	(404)
		Increase (decrease) in accrued expenses and
		other current liabilities	(696)	1,667	(2,363)
		(9) Others	(230)	(54)	(176)

		Net cash flow from operating activities	9,339	719	8,620

II.	Investing activities
	1.	Proceeds from sale and redemption of marketable securities	28,509	32,161	(3,652)
	2.	Acquisition of marketable securities	(9,929)	(21,525)	11,596
	3.	Proceeds from sales of fixed assets	524	513	11
	4.	Acquisition of tangible fixed assets	(2,536)	(6,456)	3,920
	5.	Proceeds from sale and redemption of investments	8	1,231	(1,223)
	6.	Acquisition of investments in affiliated companies	(15,326)	-	(15,326)
	7.	Acquisition of investments	(1,887)	(7,905)	6,018
	8.	Proceeds from acquisition of shares of the newly consolidated subsidiaries	80	-	80
	9.	Decrease (increase) in other assets	(628)	(88)	(540)

		Net cash flow from investing activities	(1,185)	(2,069)	884

III.	Financing activities
	1.	Increase (decrease) in short-term bank loans	(575)	(409)	(166)
	2.	Proceeds from long-term debt	130	19	111
	3.	Repayment of long-term debt	(34)	(116)	82
	4.	Purchase of treasury stock	(5,047)	(44)	(5,003)
	5.	Dividend payment	(2,878)	(2,878)	-

		Net cash flow from financing activities	(8,404)	(3,428)	(4,976)

IV.	Effect of exchange rate on cash and cash equivalents		173	476	(303)

V.	Increase/decrease in cash and cash equivalents		(77)	(4,302)	4,225
VI.	Initial balance of cash and cash equivalents		19,893	24,195	(4,302)

VII.	Year end balance of cash and cash equivalents		19,816	19,893	(77)

Additional Information

	Cash paid for
		Interest	70	56	14
		Income taxes, etc.	4,667	1,832	2,835
	Investment activities without cash disbursement
		Share exchange	—	1,321	(1,321)

(6)	Basic Significant Matters in Preparation of Consolidated Financial Statements
(i)	Matters Regarding the Scope of Consolidation and Application of the Equity Method
Major consolidated subsidiaries:
Wacoal Corporation, Studio Five Corp., Kyushu Wacoal Manufacturing Corp., Torica Co., Ltd., Nanasai Co., Ltd., Wacoal International Corp., Wacoal America Inc., Wacoal France S.A., Wacoal International Hong Kong Co., Ltd., Wacoal Hong Kong Co., Ltd., Wacoal Investment Co., Ltd. and Wacoal China Co., Ltd.
Major Affiliated Companies:
Peach John Co., Ltd., Shinyoung Wacoal Inc., Taiwan Wacoal Co., Ltd. and Thai Wacoal Public Co., Ltd.
(ii)	Matters Regarding New Subsidiaries and Affiliates
Consolidated (new): Wacoal Dublevé Corp., Maruka Corp.
Consolidated (excluded): Wacoal Service Co., Ltd., Kisco Co., Ltd., Fukushima Wacoal Sewing Corp.
Equity Method (new): Peach John Co., Ltd.
(iii)	Standard of Preparation of Consolidated Financial Statements
The consolidated financial statements have been prepared based on terms, format and preparation methods in compliance with accounting standards generally accepted in the United States (hereinafter referred to as the “U.S. Accounting Standards”) except for segment information which is prepared using Accounting Standards Generally Accepted in Japan. Various laws and ordinances relating to accounting in the U.S. include Regulation S-X, Accounting Series Releases regarding reporting to the Security Exchange Commission, the Financial Accounting Standards Board (FASB), the Accounting Principles Board (APB), and Accounting Research Bulletin (ARB) of the Committee on Accounting Procedures, among others.
(iv)	Significant Accounting Policies
a.	Valuation Standard of Inventories
The average cost method was mainly used for goods, products and supplies, and the first-in first-out method was used for raw materials, with both valued at the lower of cost or market accounting method.
b.	Valuation Standard of Tangible Fixed Assets and Method of Depreciation
Tangible fixed assets are valued at the acquisition cost. Depreciation expenses are calculated mainly using the straight-line method based on the estimated useful lives of assets (the lease term or useful life, whichever is shorter, is used for capitalized leased assets).
c.	Valuation Method of Marketable Securities and Investment Securities
Based on the provisions of FASB Standard No. 115, marketable securities and investment securities have been classified as available for sale securities, and valued at a fair value. Moreover, unrealized valuation profit/loss is classified and included in other comprehensive income within shareholders’ equity.
d.	Reserve for Retirement Benefits
This is accounted for based on the provisions of FASB Standard No. 87 and No. 158.
Change in Accounting Policies
On March 31, 2007, the FASB Standard No. 158 was applied in recognizing costs and liabilities of pension and retirement allowance. For this reason, the funded status of a benefit plan (difference between the benefit obligation and plan assets at fair value) is recognized on the consolidated balance sheet, and the amount of adjustment is recognized in accumulated other comprehensive income (loss). This adjustment includes unrecognized actuarial differences and unrecognized prior service liabilities which was originally set off with the funded status on the consolidated balance sheet pursuant to the FASB Standard No. 87.
e.	Lease Transactions
Based on the provisions of FASB Standard No. 13, capital leases have been capitalized at fair value of the lease payments.
f.	Accounting Procedure for Consumption Tax, etc.
Accounting procedure for consumption tax, etc., is based on the tax-excluded method.
g.	Consolidated Cash Flow Statement
Upon preparing the consolidated cash flow statements, time deposits and certificate of deposits with original maturities of three (3) months or less have been included in cash and cash equivalents.

     (7) Notes to the Consolidated Financial Statements
          (i) Market Value, etc. of Securities

(Unit: Million Yen)

	As of March 31, 2007				As of March 31, 2006
	Acquisition	Total Unrealized	Total Unrealized	Fair	Acquisition	Total Unrealized	Total Unrealized	Fair
	Cost	Profit	Loss	Value	Cost	Profit	Loss	Value

Securities
National and Local	3,210	3	12	3,201	5,914	1	27	5,888
Government Bonds
Corporate Bonds	6,304	4	125	6,183	13,539	132	80	13,591
Bank Bonds	700	0	2	698	7,702	1	13	7,690
Trust Fund	4,245	151	86	4,310	5,431	167	68	5,530

Total	14,459	158	225	14,392	32,586	301	188	32,699

Investment
Equities	26,842	26,378	101	53,119	25,492	26,479	129	51,842

Total	26,842	26,378	101	53,119	25,492	26,479	129	51,842

          (ii) Prepaid Pension Cost and Reserve for Retirement Benefits
     Employee Retirement Benefit Plans
     Our subsidiaries have several retirement benefit plans. Wacoal Corporation has adopted a defined-contribution pension fund plan, and some subsidiaries have adopted an eligible pension plan.
     The market value of estimated future payments, increase and decrease of fair value of pension assets, and related information are as follows:

	March 31, 2007		March 31, 2006
Increase/(decrease) of fair value of estimated future payment
Initial balance of fair value of estimated future payment	32,687	million yen	36,481	million yen
Service expense	936		1,228
Interest rate expense	748		722
Contribution of employees	75		92
Actuarial losses	(245)		2,926
Prior service liabilities incurred due to plan amendment	-		(5,833)
Pension benefits from pension assets	(883)		(281)
Temporary benefits from pension assets	(105)		(2,361)
Pension benefits from the company	(154)		(287)

Current year end balance of fair value of estimated future payment	33,059		32,687

Increase/(decrease) of fair value of pension assets
Initial balance of pension assets	26,962		22,877
Actual increase	775		3,953
Pension contributed from company	2,520		2,682
Contribution from employees	75		92
Pension benefits	(882)		(281)

Temporary benefits	(105)		(2,361)

Current year end balance of pension assets	29,345		26,962

Initial balance of pension benefit trusts	8,898		5,499
Actual increase	(195)		3,399

Current year end balance of pension benefit trusts	8,703		8,898

Funded status	4,989		3,173

	Fiscal Year Ended
	March 31, 2007
Breakdown of recognized amount on the consolidated balance sheet
Prepaid pension cost	7,089
Accrued expenses	(113)
Reserve for retirement benefits	(1,987)

	4,989

Breakdown of recognized amount in accumulated other comprehensive income (loss) - before adjustment of tax effect

Unrecognized actuarial differences	702
Unrecognized prior service liabilities (decrease in liabilities)	6,263

	6,965

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2007	March 31, 2006
Current year retirement benefit expense
Service expense	936	1,228
Interest rate expense	748	722
Expected long-term performance benefit from pension assets	(726)	(608)
Amortized and deferred net unrecognized liability	(826)	12
Gain from disposal of retirement benefits	-	(256)

Total	132	1,098

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2007	March 31, 2006
Assumptions
Actuarial assumptions - retirement benefit obligations
Reduction ratio	2.5%	2.5%
Expected promotion ratio of wage standard	0.5	0.5
Actuarial assumptions - net pension cost for the term
Reduction ratio	2.5	2.5
Expected promotion ratio of wage standards	0.5	0.5
Expected long-term performance benefit from pension assets	2.5	2.5
Unrecognized losses have been amortized over the length of average remaining service (12 years).
               (iii)Tax Effect
               The effective corporate tax rate is different from the legal tax rate due to the following reasons:

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2007	March 31, 2006
Legal tax rate	40.7%	40.7%
Reasons increased (decreased)
Expense net deductible for tax purpose	6.5	9.9
Changes in valuation allowance	(2.0)	0.0
Undistributed earnings of foreign subsidiaries and affiliates	0.8	2.9
Tax rate balance of foreign companies	(0.8)	(4.7)
Tax credit	(1.3)	(3.2)
Admission of investment loss related to affiliates	-	(4.9)
Others	2.8	1.4

Effective corporate tax rate	46.7	42.1

     The effect of temporary differences, etc. for deferred tax assets/liabilities is as follows.

	Fiscal Year Ended March 31, 2007			Fiscal Year Ended March 31, 2006
	Deferred		Deferred	Deferred		Deferred
	tax assets		tax liabilities	tax assets		tax liabilities
Sales returns	1,117	million yen	million yen	1,037	million yen	million yen
Allowance for doubtful receivables			383	115
Inventory valuation	1,273			1,211
Intercompany profits	218			153
Accrued bonuses	1,392			1,474
Valuation loss on investment securities	760			615
Gain on sales of fixed assets			1,724			1,753
Undistributed earnings of foreign subsidiaries and affiliates			2,742			2,363
Net unrealized gain on marketable securities			10,691			10,726
Net realized gain on exchange of marketable securities			2,415			2,415
Capitalized supplies	330			343
Enterprise taxes	126			195
Compensated absences	812			788
Pension expense	753		2,331	2,271
Excess over depreciation and amortization and impairment loss	1,445			1,600
Tax loss carryforwards	1,795			3,965
Other temporary differences	838		39	769		36

Total	10,859		20,325	14,536		17,293
Valuation allowance	(1,465)			(1,651)

Total	9,394		20,325	12,885		17,293

           (iv) Contract Amount, Market Value and Valuation Profit/Loss of Derivative Transactions
In order to hedge exchange rate and interest rate risks, forward exchange contracts have been utilized as financial derivative products. There have also been non-market forward exchange transactions (dollar-buying, yen-selling), but profits and losses of such transactions have been omitted as the amounts involved are non-material.
           (v) Information on Par Share

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2007	March 31, 2006

Net income	9,029 million yen	2,821 million yen
Number of average shares issued during the year	142,910,187 shares	143,933,607 shares
Net income per share	63.18 yen	19.60 yen
Diluted net earnings per share	-	-

          (vi) Segment Information
               a. Segment Information by Type of Business
Fiscal Year Ended March 31, 2007

(Unit: Million Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated

I. Sales
(1) Sales to outside customers	150,349	16,061	166,410	-	166,410

(2) Internal sales among segments	-	3,982	3,982	(3,982)	-

Total	150,349	20,043	170,392	(3,982)	166,410

Operating expenses	136,875	19,828	156,703	(3,189)	153,514

Operating income (Loss)	13,474	215	13,689	(793)	12,896

II. Assets, depreciation and amortization and capital expenditure
Assets	147,264	21,227	168,491	81,775	250,266
Depreciation and amortization	3,472	187	3,659	76	3,735
Capital expenditure	2,082	454	2,536	-	2,536

Fiscal Year Ended March 31, 2006

						(Unit: Million Yen)
		Textile goods and			Elimination or
		related products	Others	Total	corporate	Consolidated

I.	Sales

(1)	Sales to outside customers	148,719	15,403	164,122	-	164,122

(2)	Internal sales among segments	-	4,121	4,121	(4,121)	-

	Total	148,719	19,524	168,243	(4,121)	164,122

	Operating expenses	146,310	19,538	165,848	(3,059)	162,789

	Operating income	2,409	(14)	2,395	(1,062)	1,333

II.	Assets, depreciation and amortization and capital expenditure

	Assets	121,176	20,327	141,503	100,793	242,296

	Depreciation and amortization	3,167	185	3,352	81	3,433

	Capital expenditure	5,677	10	5,687	-	5,687

(Note)	1.	Segment information is prepared based on the consolidated financial statement regulations.
	2.	Business classification is classified into textile goods and related products and others based on the type, quality, and resemblance in the sales market of such products.
	3.	Core products of respective businesses:
		Textile goods and related products:	innerwear (foundation, lingerie, nightwear and children’s innerwear), outerwear, sportswear, hosiery, etc.
Others: mannequins, shop design and implementation, restaurant, culture, services, etc.

		b.	Segment Information by Location
Fiscal Year Ended March 31, 2007

							(Unit: Million Yen)
		Japan	Asia	Europe/U.S.	Total	Elimination or	Consolidated
						corporate

I.	Sales

(1)	Sales to outside customers	141,676	6,713	18,021	166,410	-	166,410

(2)	Internal sales among segments	1,259	5,612	-	6,871	(6,871)	-

	Total	142,935	12,325	18,021	173,281	(6,871)	166,410

	Operating expenses	132,559	11,857	15,176	159,592	(6,078)	153,514

	Operating income	10,376	468	2,845	13,689	(793)	12,896

II.	Assets	149,458	24,899	11,424	185,781	64,485	250,266

Fiscal Year Ended March 31, 2006

							(Unit: Million Yen)
		Japan	Asia	Europe/U.S.	Total	Elimination or	Consolidated
						corporate

I.	Sales

(1)	Sales to outside customers	143,514	5,785	14,823	164,122	-	164,122

(2)	Internal sales among segments	1,161	4,820	1	5,982	(5,982)	-

	Total	144,675	10,605	14,824	170,104	(5,982)	164,122

	Operating expenses	144,279	10,261	13,169	167,709	(4,920)	162,789

	Operating income	396	344	1,655	2,395	(1,062)	1,333

II.	Assets	125,812	22,984	9,460	158,256	84,040	242,296

(Note)	1.	Segment information is prepared based on the consolidated financial statement regulations.

	2.	Main countries and areas belonging to classifications other than Japan

		Asia: various countries of East Asia and Southeast Asia

		Europe/U.S.: the U.S. and various European countries

c. Overseas Sales
Fiscal Year Ended March 31, 2007

(Unit: Million Yen)

		Asia	Europe/U.S.	Total
I.	Overseas sales	6,713	18,021	24,734
II.	Consolidated sales	-	-	166,410
III.	Ratio of overseas sales in consolidated sales	4.0%	10.8%	14.8%

Fiscal Year Ended March 31, 2006

(Unit: Million Yen)

		Asia	Europe/U.S.	Total
I.	Overseas sales	5,785	14,823	20,608
II.	Consolidated sales	-	-	164,122
III.	Ratio of overseas sales in consolidated sales	3.5%	9.0%	12.5%

(Note)	1.	Segment information is prepared based on the consolidated financial statement regulations.
	2.	Main countries and areas belonging to classifications other than Japan
		Asia: various countries of East Asia and Southeast Asia Europe/U.S.: the U.S. and various European countries
	(vii)	Status of Production and Sales
a. Production Results

	Fiscal Year Ended March 31, 2007			Fiscal Year Ended March 31, 2006
Segment name by type of business

	Amount	Distribution Ratio		Amount	Distribution Ratio

	Million Yen		%	Million Yen		%

Textile goods and related products	71,366	100.0		68,489	100.0

b. Sales Results

		Fiscal Year Ended March 31, 2007			Fiscal Year Ended March 31, 2006
Segment name by type of business

		Amount	Distribution		Ratio Amount	Distribution Ratio

		Million Yen		%	Million Yen		%
	Innerwear
	Foundation and lingerie	123,295	74.1		119,875	73.0
Textile	Nightwear	10,081	6.0		10,440	6.4
goods	Children’s underwear	2,069	1.2		2,216	1.3

and	Subtotal	135,445	81.3		132,531	80.7

related	Outerwear/Sportswear	8,751	5.3		9,128	5.6

products	Hosiery	2,102	1.3		2,462	1.5

	Other textile goods and related products	4,051	2.4		4,598	2.8

	Total	150,349	90.3		148,719	90.6

Others		16,061	9.7		15,403	9.4

Total		166,410	100.0		164,122	100.0

(Omission of Disclosure)
We have omitted the notes regarding the lease transactions, related-party transactions, stock options and business combinations etc. because we believe the necessity for disclosing information on these matters is not significant in these financial statements.

5. Non-Consolidated Financial Statements (unaudited)
(1) Balance Sheet

Accounts	As of March 31, 2007		As of March 31, 2006		Amount
					Increased/(Decreased)

(Assets)	Million Yen	%	Million Yen	%	Million Yen

I. Current Assets	6,689	4.4	22,004	14.2	(15,315)

Cash and bank deposits	1,399		1,966		(567)
Marketable securities	3,188		18,529		(15,340)
Deferred tax assets	129		186		(56)
Others	1,971		1,322		649

II. Fixed Assets	143,636	95.6	132,920	85.8	10,715

1. Tangible fixed assets	40,510	27.0	41,742	27.0	(1,231)
Buildings	20,047		21,094		(1,046)
Structures	500		574		(74)
Equipment and tools	1,564		1,563		0
Land	18,398		18,509		(111)

2. Intangible fixed assets	588	0.4	585	0.4	2
Leasehold right	585		585		-
Others	2		-		2

3. Investment and other assets	102,537	68.2	90,592	58.4	11,944
Investment securities	11,149		14,168		(3,018)
Stock of affiliated companies	91,164		76,256		14,907
Deferred tax assets	59		-		59
Others	163		167		(3)

Total Assets	150,325	100.0	154,925	100.0	(4,599)

Accounts	As of March 31, 2007		As of March 31, 2006		Amount
					Increased/(Decreased)

(Liabilities)	Million Yen	%	Million Yen	%	Million Yen
I. Current Liabilities	4,436	3.0	2,392	1.5	2,044

Notes payable	8		58		(50)
Borrowings from affiliated companies	2,500		-		2,500
Accrued liability	1,594		1,097		497
Accrued expenses	10		5		5
Accrued corporate taxes, etc.	198		1,173		(975)
Accrued bonuses	56		50		6
Reserve for officers’ bonuses	30		-		30
Others	38		6		31

II. Long-term Liabilities	454	0.3	556	0.4	(102)

Deferred tax liability	-		79		(79)
Others	454		476		(22)

Total Liabilities	4,890	3.3	2,948	1.9	1,941

(Shareholders’ Equity)
I. Common stock	-	-	13,260	8.6	-

II. Additional paid-in capital	-	-	25,273	16.3	-

Capital reserve	-	-	25,273		-

III. Retained earnings	-	-	113,493	73.2	-

Retained earnings reserve	-	-	3,315		-
Additional paid-in capital	-	-	105,219		-
Undistributed profits	-	-	4,958		-

IV. Other securities valuation difference	-	-	67	0.0	-

V. Treasury stock	-	-	(117)	(0.0)	-

Total Shareholders’ Equity	-	-	151,976	98.1	-

Total Liabilities and Shareholders’ Equity	-	-	154,925	100.0	-

(Net Assets)

I. Shareholders’ equity	145,476	96.7	-	-	-

1. Common stock	13,260	8.8	-	-	-

2. Additional paid-in capital	25,273	16.8	-	-	-
Capital reserve	25,273		-		-

3. Retained earnings	112,106	74.5	-	-	-
(1) Retained earnings reserve	3,315		-		-
(2) Other retained earnings	108,791		-		-
Reserve of deferred gain on sales of fixed assets	2,191		-		-
Dividend equalization reserve	3,000		-		-
General reserve	100,000		-		-
Retained earnings carried forward	3,599		-		-

4. Treasury stock	(5,163)	(3.4)	-	-	-

II. Difference of appreciation and conversion	(41)	(0.0)	-	-	-

Other securities valuation difference	(41)	(0.0)	-	-	-

Total Net Assets	145,434	96.7	-	-	-

Total Liabilities and Net Assets	150,325	100.0	-	-	-

(2) Income Statement

		Fiscal Year Ended		Fiscal Year Ended		Amount
	Accounts	March 31, 2007		March 31, 2006		Increased/(Decreased)

		Million Yen	%	Million Yen	%

I.	Operating revenue	6,005	100.0	70,504	100.00	(64,498)
	Sales	—		68,184		(68,184)
	Income from rent	4,158		2,128		2,029
	Dividend Income	1,570		52		1,517
	Others	276		138		138

II.	Operating expenses	4,435	73.8	65,746	93.3	(61,311)
	Cost of sales	—		35,105		(35,105)
	Cost of lease	2,423		1,292		1,131
	Selling, general and administrative expenses	2,011		29,349		(27,337)

	Operating income	1,570	26.2	4,757	6.7	(3,187)

III.	Non-operating income	584	9.7	1,644	2.3	(1,059)
	Interest income	80		165		(85)
	Dividends received	64		936		(872)
	Gain on sell of marketable securities	406		2		403
	Others	33		539		(505)

IV.	Non-operating expenses	22	0.4	145	0.2	(122)
	Interest expense	21		0		20
	Others	1		144		(143)

	Current income	2,132	35.5	6,256	8.8	(4,123)

V.	Extraordinary gains	243	4.0	182	0.3	60
	Gains on sales of fixed assets	243		5		238
	Gain on sale of investment securities	—		177		(177)

VI.	Extraordinary loss	567	9.4	1,595	2.3	(1,027)
	Loss on sale of fixed assets	148		514		(365)
	Impairment loss	—		314		(314)
	Additional charge for optional retirement	—		500		(500)
	Pension for affiliate allowance for doubtful receivables	—		219		(219)
	Valuation loss of affiliate stock	418		20		397
	Subsidiary support loss	—		25		(25)

Pre-tax net income		1,808	30.1	4,843	6.8	(3,035)
Corporate tax, resident tax and enterprise tax		300	5.0	2,135	3.0	(1,835)
Adjustment of corporate tax, etc.		(8)	(0.1)	(169)	(0.2)	161

Net income		1,516	25.2	2,877	4.0	(1,361)
Profit carryforwards from prior year		—		2,081		—

Undistributed profits		—		4,958		—

(3)	Income Statement and Statements of Changes in Shareholders’ Equity
Income Statement

Accounts	Fiscal Year Ended
March 31, 2006

Million Yen

Current year undistributed income	4,958

Liquidated amount of reduced reserve for fixed assets	67

Total	5,025

Dividends to shareholders	2,878

(20.00 yen per share)

Officers bonuses	25

(Directors)	(25)

Profit carryforwards to next year	2,122

Statements of Changes in Shareholders’ Equity

Fiscal Year Ended March 31, 2007	(In Millions of Yen)

	Shareholders’ equity						Difference of appreciation and conversion

		Additional
		paid-in					Other	Total
		capital	Retained earnings			Total	securities	difference of	Total
	Common				Treasury	shareholders’	valuation	appreciation	net
	stock				stock	equity	difference	and	assets
		Capital	Retained	Other				conversion
		reserve	earnings	retained
			reserve	earnings

Balance as of March 31, 2006	13,260	25,273	3,315	110,178	(117)	151,909	67	67	151,976

Changes during the interim accounting period

Fund of reserve for deferred gain on sales of fixed assets				-		-			-

Transfer from reserve for deferred gain on sales of fixed assets				-		-			-

Dividends from surplus				(2,878)		(2,878)			(2,878)

Bonus of directors				(25)		(25)			(25)

Net income				1,516		1,516			1,516

Acquisition of treasury stock					(5,046)	(5,046)			(5,046)

Net change of items other than shareholders’ equity							(108)	(108)	(108)

Total changes during fiscal year 2007	-	-	-	(1,387)	(5,046)	(6,433)	(108)	(108)	(6,541)

Balance as of March 31, 2007	13,260	25,273	3,315	108,791	(5,163)	145,476	(41)	(41)	145,434

(Note) Breakdown of other retained earnings

	Reserve for deferred	Reserve for dividend		Retained earnings
	gain on sales of fixed	averaging	General reserve	carried forward	Total
	assets

Balance as of March 31, 2006	2,219	3,000	100,000	4,958	110,178

Changes during the interim accounting period

Fund of reserve for deferred gain on sales of fixed assets	109			(109)	-

Transfer from reserve for deferred gain on sales of fixed assets	(136)			136	-

Dividends from surplus				(2,878)	(2,878)

Bonus of directors				(25)	(25)

Net income				1,516	1,516

Acquisition of treasury stock

Net change of items other than shareholders’ equity

Total changes during fiscal year 2007	(27)	-	-	(1,359)	(1,387)

Balance as of March 31, 2007	2,191	3,000	100,000	3,599	108,791

(4)	Significant Accounting Policies
(i)	Valuation Standards and Method of Assets
     Valuation standards and method of securities
     Stock of affiliated companies: Cost accounting method based on moving average method
     Other securities:
Securities with market value: Market value method based on market price on closing day for the end of the year (Variance in valuation is based on method of directly including all net assets, and cost of sales is calculated based on moving average method)
Securities without market value: Cost accounting method based on moving average method
(ii)	Depreciation Method of Fixed Assets
a.	Tangible fixed assets: Constant percentage method (fixed amount method for buildings (excluding fixtures incidental to buildings) acquired on or after April 1, 1998). Durable years for major items are as follows.
Buildings and structures: 5 to 50 years
Machinery and vehicles: 6 to 12 years
Equipment and tools: 5 to 20 years
b.	Intangible fixed assets: Fixed amount method
(iii)	Reserves
a.	Accrued bonuses: In order to provide bonuses to employees, accrued bonuses are reserved based on the anticipated amount to be paid.

b.	Reserve for officers’ bonuses: In order to provide bonuses to officers, reserve for officers’ bonuses are reserved based on the anticipated amount to be paid and recorded as “Accrued bonuses” under Current Liabilities.

(iv)	Processing Method of Lease Transactions
     Finance lease transactions, other than those in which the ownership of the leased item is acknowledged to be transferred to the borrower, are pursuant to accounting procedures based on the method according to an ordinary lease transaction.
(v)	Other Material Matters in Preparation of Financial Statements
     Accounting procedures for consumption tax, etc. are based on the tax-excluded method.
(vi)	Changes in Accounting Methods
a.	Accounting Standard for Directors’ Bonus
     Effective as of April 1, 2006, we adopted the “Accounting Standard for Directors’ Bonus” (Accounting Standards Board of Japan (ASBJ) - ASBJ Statement No. 4 issued on November 29, 2005). The effect of such change was the decrease in operating income, ordinary profit and interim net income before tax by 30 million yen, respectively.
b.	Accounting Standards for Presentation of Net Assets in the Balance Sheet
     Effective as of April 1, 2006, we adopted the “Accounting Standards for Presentation of Net Assets in the Balance Sheet” (ASBJ Statement No. 5 issued on December 9, 2005) and the “Guidance on Accounting Standards for Presentation of Net Assets in the Balance Sheet” (ASBJ Guidance No. 8 issued on December 9, 2005). The amount previously recorded as “Total Shareholders’ Equity” in the balance sheet is 145,434 million yen. The “Net Assets” in the balance sheet for the interim accounting period are presented and prepared in accordance with the revisions made to the “Regulations Concerning the Terminology, Forms and Preparation Methods of Interim Financial Statement”.
(5)	Notes to Non-Consolidated Financial Statements

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2007	March 31, 2006
(Notes to the Balance Sheet)

Accumulated depreciation in tangible fixed assets	29,889 million yen	29,048 million yen
(Notes to the Statements of Changes in Shareholders’ Equity)
Fiscal Year Ended March 31, 2007
Matters concerning the type and number of treasury stock:

	Shares as of the end of	Increase during	Decrease during	Shares as of the end of
Type of Stock	fiscal year 2006	fiscal year 2007	fiscal year 2007	fiscal year 2007
Ordinary stock
	100,752	3,339,364	-	3,440,116

*Reason for Increase in the Number of Shares of Treasury Stock

Increase in shares due to acquisition pursuant to the resolution of the board of directors:	3,324,000 shares
Increased in shares due to purchase of fractional stocks:	15,364 shares
(Notes to Tax Effect)
(i)	Breakdown of deferred tax assets and deferred tax liabilities

Fiscal Year Ended	Fiscal Year Ended
March 31, 2007	March 31, 2006

Deferred tax assets
Valuation loss on investment securities	316	million yen	146	million yen
Reserve for bonus payment	28		20
Excess over depreciation and amortization and impairment loss	1,119		1,138
Others	264		326

Total deferred tax asset	1,728		1,629
Deferred tax liabilities
Other securities valuation difference	-		(46)
Reserve for deferred gain on sales of fixed assets	(1,504)		(1,477)
Others	(35)		(0)

Total deferred tax liability	(1,539)		(1,523)

Net deferred tax asset (liability)	188		106

(ii)	Difference in corporate and other tax rates between legal tax rate and the legal tax rate after application of tax effect accounting

Fiscal Year Ended
March 31, 2007
Legal tax rate	40.7
Reasons increased (decreased)
Tax deduction	(0.9)
Income excluding profit	(33.7)
Expenses excluding loss	5.4
Other	4.7

Effective corporate and other tax rates after application of tax effect	16.2

(Notes to Marketable Securities)
Shares of affiliated companies with market value

	Fiscal Year Ended		Fiscal Year Ended
	March 31, 2007		March 31, 2006
Appropriation on balance sheet	2,163	million yen	2,163	million yen
Market value	4,349		3,637

Balance	2,185		1,474
6. Others
     (1)   Changes to Corporate Officers
            The scheduled changes to directors and auditors after the conclusion of the 59th ordinary general meeting of shareholders to be held on June 28, 2007 will be as follows.
(i)	Directors
1.	New Candidates for Director (as of June 28, 2007 (scheduled))

Hideo Kawanaka (to assume office as Managing Director)
*Mr. Kawanaka is to assume office as the Adviser of Wacoal Holdings Corp. as of June 1, 2007.
(ii)	Statutory Auditors
1.	Candidate for Statutory Auditor

Kimiaki Shiraishi (as of June 28, 2007 (scheduled)) Tomoharu Kuda (outside statutory auditor) (as of July 1, 2007 (scheduled))
*Mr. Kuda is currently the representative partner of Deloitte Touche Tohmatsu, the accounting auditor, but is scheduled to retire from said auditing firm as of June 30, 2007 and assume office as statutory auditor on July 1, 2007.
2.	Resignation of Statutory Auditors (as of June 28, 2007 (scheduled))

Michihiko Kato Noboru Unabara (outside statutory auditor)

     The management and administrative organization after the conclusion of the 59th Ordinary General Meeting of Shareholders to be held on June 28, 2007 will be as follows:
Management and Administrative Organization for the 60th Fiscal Year

Director/Statutory Auditor	Name

Representative Director	Yoshikata Tsukamoto
Managing Director	Shoichi Suezawa
Managing Director	Hideo Kawanaka (new)
Director	Yuzo Ito
Director	Tatsuya Kondo
Director	Tadashi Yamamoto
Director (outside director)	Kazuo Inamori
Director (outside director)	Mamoru Ozaki

Statutory Auditor	Hajime Kotake
Statutory Auditor	Kimiaki Shiraishi (new)
Statutory Auditor (outside statutory auditor)	Yutaka Hasegawa
Statutory Auditor (outside statutory auditor)	Tomoharu Kuda (new)
Statutory Auditor (outside statutory auditor)	Yoko Takemura
(Reference)
       The scheduled changes to directors and auditors and the management and administrative organization for the 3rd Fiscal Year of Wacoal Corporation will be as follows:
(1)	Changes to Corporate Officers
          The scheduled changes to auditors after the conclusion of the 2nd Ordinary General Meeting of Shareholders to be held on June 21, 2007 are as follows.
(i)	Statutory Auditors (scheduled on June 21, 2007)
1.	Candidate for Statutory Auditor

Kimiaki Shiraishi

2.	Resignation of Statutory Auditor (scheduled on June 21, 2007)

Hajime Kotake

     The management and administrative organization after the conclusion of the 2nd Ordinary General Meeting of Shareholders to be held on June 21, 2007 will be as follows:
Management and Administrative Organization for the 3rd Fiscal Year

Director/Statutory Auditor	Corporate Officer	Name	Responsibility
Representative Director	President and Corporate Officer	Yoshikata Tsukamoto
Director	Senior Corporate Officer	Yuzo Ito	In charge of Technology/Production Division
Director	Senior Corporate Officer	Tatsuya Kondo	General Manager of Direct Marketing Operation Division and in charge of Wellness Department and Chinese Business Promotion
Director	Senior Corporate Officer	Tsuneo Shimizu	General Manager of Wacoal Brand Operation Division
Director	Managing Corporate Officer	Tadashi Yamamoto	General Manager of Personnel and Administration Department
Director	Managing Corporate Officer	Hironobu Yasuhara	General Manager of Wing Brand Operation Division
Director	Corporate Officer	Tadashi Yamamoto	General Manager of International Operation Division
Director	Corporate Officer	Ikuo Otani	In charge of Corporate Planning
Director	Corporate Officer	Akio Shinozaki	Chief of Human Science Research Center and General Manager of Intellectual Property Division

Statutory Auditor (new)		Kimiaki Shiraishi
Statutory Auditor		Shoichi Kono

	Corporate Officer	Ichiro Katsura	General Manager of Administration Department
	Corporate Officer	Akio Ouchi	General Manager of Information System Division
	Corporate Officer	Nobuhiro Matsuda	Wacoal Brand Operation Division, General Manager of Management Control Department
	Corporate Officer	Yuzo Ide	Wacoal Brand Operation Division, General Manager of Sales Planning Control department
	Corporate Officer (new)	Haruo Minami	Wacoal Brand Operation Division, General Manager of East Japan Sales Control
	Corporate Officer (new)	Yasuyuki Nakatsutsumi	Wacoal Brand Operation Division, General Manager of West Japan Sales Control
	Corporate Officer	Masakazu Kitagawa	Wacoal Brand Operation Division, General Manager of Chain Stores Sales Control
	Corporate Officer	Masahiro Joshin	General Manager of Tokyo Sales Office, Wing Brand Operation Division
	Corporate Officer (new)	Yoshiyuki Nakajima	General Manager of Technology/Production Division

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